DatChat Initiates Web 3.0 Platform Development for Protection of NFT’s and Encrypted Messaging

Company adds strategic hires with metaverse and blockchain experience

NEW BRUNSWICK, N.J., January 18, 2022-- DatChat, Inc. ("DatChat" or the "Company") (Nasdaq: DATS), a communications and social media company that gives users the ability to communicate, share, and post with privacy and screenshot protection, today announced the Company has initiated the development of a new platform that will leverage DatChat technology to share and protect NFT’S, documents, audio and video files and messages.

Additionally, the platform under development will also use DatChat technology as the foundation for a decentralized advertising network for Web 3.0 and Metaverse applications.

Overseeing this new initiative will be Mr. Mark Mathis, the newly appointed Chief Blockchain Architect. He will focus on leading the Companies Web 3.0 and Metaverse initiatives and expanding the Web 3.0 development team. Additionally, DatChat has added 3 new Senior Developers in January, encompassing iOS, Android, Blockchain, Messaging & Metaverse development experience.

"The construction and implementation of this innovative platform is a critical step in DatChat’s strategic growth plan,” said CEO Darin Myman. “By utilizing our proprietary technology, our platform will allow users to safeguard their data and digital assets in completely decentralized environment. We look forward to announcing additional updates on our efforts to expand cybersecurity to our users, in the near future.”

The DatChat Social Network+ app is available as a free download for iOS and Android.

About DatChat, Inc.

DatChat Inc. is a blockchain, cybersecurity, and social media Company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat's patented technology offers users a traditional texting experience while providing control and security for their messages. With DatChat Messenger, a user can decide how long their messages last on a recipient's device, while feeling secure that, at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Investor Relations contact:
Alex Thompson, John Yi
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com

Press contact:
Natalie Balladarsch
Gateway Group, Inc.
(949) 574-3860
DATS@gatewayir.com